Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

•	Q2 Net Sales: $10.4 billion (increase of 6% year over year)

•	Q2 Net Income: $1.5 billion GAAP; $2.1 billion non-GAAP

•	Q2 Earnings per Share: $0.27 GAAP (decrease of 16% year over year); $0.37 non-GAAP (decrease of 8% year over year)

SAN JOSE, Calif. – February 9, 2011 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its second quarter results for the period ended January 29, 2011. Cisco reported second quarter net sales of $10.4 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.5 billion or $0.27 per share, and non-GAAP net income of $2.1 billion or $0.37 per share.

“The quarter played out as we expected. Our strategy of tightly integrating our multiple products through an architectural approach is working, and we are delivering innovation in each major product family,” said John Chambers, chairman and CEO, Cisco. “As a company, we are going through a period of transition as we move aggressively in the market with our architectural strategy. We have managed these market transitions many times, positioning Cisco and our customers for success. Simply put, we are owning our evolution and the next generation of industry leadership.”

GAAP Results

	Q2 2011		Q2 2010	Vs. Q2 2010
Net Sales	$	10.4 billion	$9.8 billion	6.0%
Net Income	$	1.5 billion	$1.9 billion	(17.9)%
Earnings per Share	$	0.27	$0.32	(15.6)%

Non-GAAP Results
	Q2 2011		Q2 2010	Vs. Q2 2010
Net Income	$	2.1 billion	$2.3 billion	(11.2)%
Earnings per Share	$	0.37	$0.40	(7.5)%

Net sales for the first six months of fiscal 2011 were $21.2 billion, compared with $18.8 billion for the first six months of fiscal 2010. Net income for the first six months of fiscal 2011, on a GAAP basis, was $3.5 billion or $0.61 per share, compared with $3.6 billion or $0.62 per share for the first six months of fiscal 2010. Non-GAAP net income for the first six months of fiscal 2011 was $4.5 billion or $0.80 per share, compared with $4.5 billion or $0.76 per share for the first six months of fiscal 2010.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss second quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $2.6 billion for the second quarter of fiscal 2011, compared with $2.5 billion for the second quarter of fiscal 2010, and compared with $1.7 billion for the first quarter of fiscal 2011.

•

Cash and cash equivalents and investments were $40.2 billion at the end of the second quarter of fiscal 2011, compared with $39.9 billion at the end of fiscal 2010, and compared with $38.9 billion at the end of the first quarter of fiscal 2011.

•

During the second quarter of fiscal 2011, Cisco repurchased 89 million shares of common stock under the stock repurchase program at an average price of $20.15 per share for an aggregate purchase price of $1.8 billion. As of January 29, 2011, Cisco had repurchased and retired 3.3 billion shares of Cisco common stock at an average price of $20.81 per share for an aggregate purchase price of approximately $69.3 billion since the inception of the stock repurchase program. On November 18, 2010, Cisco’s board of directors authorized up to $10 billion in additional repurchases of its common stock under the stock repurchase program, increasing the authorized amount of aggregate stock repurchases to $82 billion. The remaining authorized amount for stock repurchases under this program, including this additional authorization, is approximately $12.7 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the second quarter of fiscal 2011 were 40 days, compared with 38 days at the end of the first quarter of fiscal 2011, and compared with 39 days at the end of the second quarter of fiscal 2010.

•

Inventory turns on a GAAP basis were 10.6 in the second quarter of fiscal 2011, compared with 11.2 in the first quarter of fiscal 2011, and compared with 12.1 in the second quarter of fiscal 2010. Non-GAAP inventory turns were 10.0 in the second quarter of fiscal 2011, compared with 10.8 in the first quarter of fiscal 2011, and compared with 11.7 in the second quarter of fiscal 2010.

“With total cash generation of $2.6 billion for the quarter, and revenues of $10.4 billion, our financial strength and cash position is clearly a major competitive advantage for us,” said Frank Calderoni, executive vice president and chief financial officer, Cisco. “We are focused on strong execution and moving the business forward to deliver results for our customers, our shareholders, and our employees.”

Select Global Business Highlights

•	Cisco announced its intent to acquire privately held Pari Networks, Inc., a leading provider of network configuration and change management (NCCM) and compliance management solutions.

•

Cisco completed the acquisition of privately held LineSider Technologies, Inc., a leading provider of network management software that helps customers build the network services necessary to securely create and deploy cloud computing infrastructure.

•	Cisco and BMC Software, Inc. announced a strategic alliance to develop and market new solutions for large-scale, multi-tenant cloud computing infrastructures.

Cisco Innovation

•

Cisco introduced Cisco Videoscape™, a comprehensive TV platform for service providers that is designed to bring together digital TV and online content with social media and communications applications to create a new, truly immersive home and mobile video entertainment experience.

•

Cisco announced the Cisco Virtualization Experience Infrastructure (VXI), a comprehensive desktop virtualization system and solutions comprising collaboration, borderless networking and data center technologies from Cisco and an ecosystem of virtualization vendors.

•	Cisco introduced the Cisco Catalyst® 3560-C and Catalyst 2960-C Compact Series Switches designed to deliver highly-secure, cost-effective network connectivity and power outside the wiring closet.

•

Cisco added new networking, security and storage products to its “Connect” and “Secure” small business portfolios to help enable small businesses to quickly, easily and more securely connect employees and devices with the content they need, wherever they need it.

•

Cisco unveiled a series of products, innovations and service offerings designed to make Cisco TelePresence® and video collaboration more affordable, simpler to manage under a common architecture, and more available through cloud services.

Select Customer Announcements

•

Verizon Wireless teamed up with Cisco to deliver a 4G version of Cisco Cius™ and also announced the industry’s first 4G wireless wide-area network (WAN) interface on the Cisco second-generation Integrated Services Router (ISR G2), which is designed to enable Verizon Wireless’ 3G and 4G enterprise and small and medium-sized business customers to drive innovation and create new business models.

•

Hong Kong Broadband Network, one of the fastest growing broadband service providers in Hong Kong, has committed to the Cisco CRS-3 Carrier Routing System as the foundation for its core IP next-generation network.

•

NBN Co, the company set up by Australia’s federal government to design, build and operate Australia’s wholesale-only, high-speed broadband network, selected Cisco to lead the implementation of its data center infrastructure.

•

SONDA, a Latin American leader in IT services with a presence in nine countries, announced with VCE, the Virtual Computing Environment Company formed by Cisco and EMC with investments from VMware and Intel, that SONDA will be offering new cloud computing services based on VCE’s VblockTM infrastructure platform.

•	Etisalat launched the UAE’s first Public TelePresence room in collaboration with Tata Communications and Cisco.

•	Cardiff, Wales’s 74,500-seat Millennium Stadium chose Cisco StadiumVision® with the goal of delivering an unprecedented sporting experience to fans and visitors.

Editor’s Note:

•

Q2 FY 2011 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, February 9, 2011. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, February 9, 2011 to 4:30 p.m. Pacific Time, February 16, 2011 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from February 9, 2011 through April 22, 2011 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 9, 2011. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO), is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com . For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding strategy, product innovation, operational execution and delivery of results) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and 10-Q, filed on September 21, 2010 and November 23, 2010, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 29, 2011 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income and non-GAAP net income per share data when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2011 Cisco Systems, Inc. and or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Catalyst, Cisco Cius, Cisco StadiumVision, Cisco TelePresence, and Cisco Videoscape are registered trademarks or trademarks of Cisco and/or its affiliates in the United States and other countries. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 29, 2011	January 23, 2010	January 29, 2011	January 23, 2010
NET SALES:
Product	$8,236	$7,976	$16,936	$15,176
Service	2,171	1,839	4,221	3,660

Total net sales	10,407	9,815	21,157	18,836

COST OF SALES:
Product	3,382	2,815	6,631	5,301
Service	764	668	1,510	1,315

Total cost of sales	4,146	3,483	8,141	6,616

GROSS MARGIN	6,261	6,332	13,016	12,220

OPERATING EXPENSES:
Research and development	1,478	1,247	2,909	2,471
Sales and marketing	2,444	2,126	4,846	4,136
General and administrative	452	451	910	876
Amortization of purchased intangible assets	203	138	316	243

Total operating expenses	4,577	3,962	8,981	7,726

OPERATING INCOME	1,684	2,370	4,035	4,494
Interest income	156	155	316	323
Interest expense	(161)	(158)	(327)	(272)
Other income (loss), net	51	(12)	131	49

Interest and other income (loss), net	46	(15)	120	100

INCOME BEFORE PROVISION FOR INCOME TAXES	1,730	2,355	4,155	4,594
Provision for income taxes	209	502	704	954

NET INCOME	$1,521	$1,853	$3,451	$3,640

Net income per share:
Basic	$0.27	$0.32	$0.62	$0.63

Diluted	$0.27	$0.32	$0.61	$0.62

Shares used in per-share calculation:
Basic	5,531	5,741	5,563	5,754

Diluted	5,587	5,862	5,630	5,866

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 29, 2011	January 23, 2010	January 29, 2011	January 23, 2010
GAAP net income	$1,521	$1,853	$3,451	$3,640
Share-based compensation expense	430	371	837	692
Amortization of acquisition-related intangible assets (1)	367	192	581	341
Other acquisition-related costs	64	81	109	85

Total adjustments to GAAP income before provision for income taxes	861	644	1,527	1,118

Income tax effect	(239)	(158)	(424)	(303)
Effect of retroactive tax legislation (2)	(65)	—	(65)	—

Total adjustments to GAAP provision for income taxes	(304)	(158)	(489)	(303)

Non-GAAP net income	$2,078	$2,339	$4,489	$4,455

Diluted net income per share:
GAAP	$0.27	$0.32	$0.61	$0.62

Non-GAAP	$0.37	$0.40	$0.80	$0.76

Shares used in diluted net income per share calculations	5,587	5,862	5,630	5,866

(1)

Amortization of acquisition-related intangible assets for the second quarter and first six months of fiscal 2011 includes impairment charges of approximately $155 million, with $63 million recorded in product cost of sales and $92 million in operating expenses.

(2)

In the second quarter of fiscal 2011, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2010. GAAP net income for the second quarter and first six months of fiscal 2011 included a $65 million tax benefit related to fiscal 2010 R&D expenses. Non-GAAP net income for the second quarter and first six months of fiscal 2011 excluded the $65 million tax benefit related to fiscal 2010 R&D expenses.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 29, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,924	$4,581
Investments	35,305	35,280
Accounts receivable, net of allowance for doubtful accounts of $205 at January 29, 2011 and $235 at July 31, 2010	4,620	4,929
Inventories	1,602	1,327
Deferred tax assets	2,054	2,126
Other current assets	3,561	3,178

Total current assets	52,066	51,421
Property and equipment, net	4,031	3,941
Goodwill	16,746	16,674
Purchased intangible assets, net	2,799	3,274
Other assets	6,339	5,820

TOTAL ASSETS	$81,981	$81,130

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,089	$3,096
Accounts payable	796	895
Income taxes payable	163	90
Accrued compensation	2,607	3,129
Deferred revenue	7,878	7,664
Other current liabilities	3,972	4,359

Total current liabilities	18,505	19,233
Long-term debt	12,152	12,188
Income taxes payable	968	1,353
Deferred revenue	3,929	3,419
Other long-term liabilities	741	652

Total liabilities	36,295	36,845
Total equity	45,686	44,285

TOTAL LIABILITIES AND EQUITY	$81,981	$81,130

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 29, 2011	January 23, 2010
Cash flows from operating activities:
Net income	$3,451	$3,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	1,240	942
Share-based compensation expense	837	692
Provision for doubtful accounts	—	36
Deferred income taxes	64	(117)
Excess tax benefits from share-based compensation	(45)	(49)
Net gains on investments	(154)	(84)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	343	(994)
Inventories	(270)	(80)
Lease receivables, net	(247)	(137)
Accounts payable	(105)	58
Income taxes payable	(317)	(68)
Accrued compensation	(568)	(346)
Deferred revenue	686	190
Other assets	(393)	(202)
Other liabilities	(246)	493

Net cash provided by operating activities	4,276	3,974

Cash flows from investing activities:
Purchases of investments	(17,632)	(23,020)
Proceeds from sales of investments	9,394	6,282
Proceeds from maturities of investments	8,357	11,278
Acquisition of property and equipment	(652)	(408)
Acquisition of businesses, net of cash and cash equivalents acquired	(94)	(2,308)
Change in investments in privately held companies	(50)	(69)
Other	28	60

Net cash used in investing activities	(649)	(8,185)

Cash flows from financing activities:
Issuance of common stock	1,158	1,436
Repurchase of common stock	(4,550)	(3,244)
Issuance of debt	—	4,944
Short-term borrowings/(repayments), net	23	—
Settlements of interest rate derivatives related to long-term debt	—	23
Excess tax benefits from share-based compensation	45	49
Other	40	(5)

Net cash (used in) provided by financing activities	(3,284)	3,203

Net increase (decrease) in cash and cash equivalents	343	(1,008)
Cash and cash equivalents, beginning of period	4,581	5,718

Cash and cash equivalents, end of period	$4,924	$4,710

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 29, 2011	July 31, 2010
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$4,924	$4,581
Fixed income securities	33,784	34,029
Publicly traded equity securities	1,521	1,251

Total	$40,229	$39,861

INVENTORIES
Raw materials	$326	$217
Work in process	29	50
Finished goods:
Distributor inventory and deferred cost of sales	602	587
Manufactured finished goods	403	260

Total finished goods	1,005	847
Service-related spares	178	161
Demonstration systems	64	52

Total	$1,602	$1,327

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,555	$4,470
Computer equipment and related software	1,434	1,405
Production, engineering, and other equipment	5,016	4,702
Operating lease assets	261	255
Furniture and fixtures	481	476

	11,747	11,308
Less accumulated depreciation and amortization	(7,716)	(7,367)

Total	$4,031	$3,941

OTHER ASSETS
Deferred tax assets	$2,060	$2,079
Investments in privately held companies	824	756
Lease receivables, net (1)	1,343	1,176
Financed service contracts and other, net (2)	1,120	763
Loan receivables, net (3)	655	675
Other	337	371

Total	$6,339	$5,820

DEFERRED REVENUE
Service	$8,048	$7,428
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,877	2,788
Cash receipts related to unrecognized revenue from two-tier distributors	882	867

Total product deferred revenue	3,759	3,655

Total	$11,807	$11,083

Reported as:
Current	$7,878	$7,664
Noncurrent	3,929	3,419

Total	$11,807	$11,083

Note:

(1)	The current portion of lease receivables, net, which was $937 million and $813 million as of January 29, 2011 and July 31, 2010, respectively, is recorded in other current assets.
(2)	The current portion of financed service contracts and other, net, which was $1,138 million and $989 million as of January 29, 2011 and July 31, 2010, respectively, is recorded in other current assets.
(3)	The current portion of loan receivables, net, which was $555 million and $501 million as of January 29, 2011 and July 31, 2010, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

The following table summarizes share-based compensation expense (in millions):

	Three Months Ended		Six Months Ended
	January 29, 2011	January 23, 2010	January 29, 2011	January 23, 2010
Cost of sales—product	$16	$15	$31	$27
Cost of sales—service	48	41	91	74

Share-based compensation expense in cost of sales	64	56	122	101

Research and development	132	110	253	207
Sales and marketing	167	145	331	273
General and administrative	67	60	131	111

Share-based compensation expense in operating expenses	366	315	715	591

Total share-based compensation expense	$430	$371	$837	$692

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

The income tax benefit for share-based compensation expense was $119 million and $228 million for the three and six months ended January 29, 2011, respectively, and $100 million and $185 million for the three and six months ended January 23, 2010, respectively.

RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	January 29, 2011	October 30, 2010	January 23, 2010
GAAP cost of sales	$4,146	$3,995	$3,483
Share-based compensation expense	(64)	(58)	(56)
Amortization of acquisition-related intangible assets	(164)	(101)	(54)

Non-GAAP cost of sales	$3,918	$3,836	$3,373